SCHEDULE A

to

Transfer Agency and Service Agreement, dated as of June 2, 2010

FUND LIST

Dated: September 28, 2022

Global Equity Portfolio
Global Equity Research Portfolio
International Equity Portfolio
International Equity Research Portfolio
International Small Companies Portfolio
Institutional Emerging Markets Portfolio
Emerging Markets Portfolio
Emerging Markets Research Portfolio
Frontier Emerging Markets Portfolio
Chinese Equity Portfolio
Emerging Markets ex China Portfolio
International Developed Markets Equity Portfolio

HARDING, LOEVNER FUNDS, INC.	THE NORTHERN TRUST COMPANY

By: /s/ Richard T. Reiter	By: /s/ Thomas Dula
Name: Richard T. Reiter	Name: Thomas Dula
Title: President	Title: Vice President